UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2009

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 909-0736

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On December 2, 2009, our Board of Directors appointed Robert L. Zerbe, M.D. to serve as a director of the company and as a member of the Compensation Committee. Dr. Zerbe was appointed to serve as a Class I director and will be subject to reelection at our 2011 annual meeting of stockholders. In connection with his appointment, Dr. Zerbe received a stock option to purchase up to an aggregate of 10,000 shares of our common stock, pursuant to the terms of our 2006 Equity Incentive Plan.  Additionally, in connection with his appointment as a director, Dr. Zerbe entered into our standard form of indemnification agreement.

Dr. Zerbe has over 25 years of experience in the pharmaceutical industry and currently serves as Chief Executive Officer and President at QuatRx Pharmaceutical Company, a private biopharmaceutical company he co-founded in 2000. Prior to founding QuatRx, Dr. Zerbe served as Senior Vice President of Worldwide Clinical Research and Development at Parke-Davis during which time he oversaw the successful development program of Lipitor®, Neurotin®, and other products.  Prior to joining Parke-Davis, he held a variety of research and development positions, including Vice President of Clinical Investigation and Regulatory Affairs at Eli Lilly and Company in the U.S. and U.K.  Dr. Zerbe earned his medical degree at Indiana University and received his post graduate training in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Mental Health.  Dr. Zerbe also serves on the board of directors of A.P. Pharma, Inc. and Aastrom Biosciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: December 4, 2009	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer
and Principal Financial and Accounting Officer)